EXHIBIT 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

As of April 15, 2020, EOS Inc. (the “Company”) has one class of its securities, common stock, registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The Company’s authorized capital stock consists of 75,000,000 shares of common stock, par value $0.001 per share.

The following description of our common stock is a summary and is subject to, and is qualified in its entirety by reference to, the provisions of our Articles of Incorporation, as amended and our Bylaws, copies of which are incorporated by reference as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the year ended December 31, 2019.

Common Stock

As of April 15, 2020, there were 74,122,997 shares of common stock issued and outstanding,. Each share of our common stock entitles the shareholder one vote on any and all matters such shareholder is entitled to vote at a shareholders’ annual or special meeting. There are no cumulative voting rights, which mean that the shareholder or shareholders owning 50% of the issued and outstanding shares in our capital stock can elect the entire board of directors. Therefore, any shareholder or shareholders, cumulatively with less than 50% of the voting power, cannot elect any director to the board of directors on their won. Pursuant to the provisions of Section 78.320 of the Nevada Revised Statues (the “NRS”), at least a majority of the outstanding shares of capital stock entitled to vote must be present, in person or by proxy, at any meeting in favor of the action exceeds the number of votes cast in opposition to the action, provided, however, that directors may be elected by a plurality of the votes of the shares present at the meeting and entitled to vote. Certain fundamental corporate changes, such as the liquidation and business combination, require the approval of holders of a majority of the outstanding shares entitled to vote. There are no pre-emptive rights, conversions, redemptions or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable. As of April 15, 2020, our common stock was quoted on the OTC Markets under the symbol “EOSS.”